EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports August Consolidated Same Store Sales Increased 23.9%
 Raises Third Quarter EPS Guidance to $0.56 - $0.58
 Initiates Cash Dividend

Warrendale, PA, September 1, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that August consolidated same store sales increased 23.9%. Comparable store sales for the American Eagle brand increased 26.6% for the month. The company provided third quarter earnings guidance and also announced the initiation of a cash dividend.

Third Quarter EPS Guidance
Based on the continuation of strong sales trends and solid merchandise margins, the Company raised its third quarter earnings guidance to a range of $0.56 - $0.58 per share, compared to $0.14 per share last year, which included a goodwill impairment charge of $0.11 per share related to Bluenotes. Previously, the Company stated that it was comfortable with third quarter earnings of $0.47 per share, which at that time was the First Call mean estimate for the third quarter.

Initiation of a Cash Dividend
The Company also announced that its Board of Directors voted to initiate a cash dividend payment at an annual rate of $0.24 per share. The first quarterly cash dividend of $0.06 per share was declared and is payable on October 8, 2004 to stockholders of record at the close of business on September 24, 2004.

Jim O'Donnell, Chief Executive Officer of American Eagle Outfitters commented, "The Board of Directors' decision to initiate a cash dividend reflects the company's excellent financial position, and signals confidence in our future outlook. Our strong cash flow enables us to grant a current return to our stockholders, while also providing ample cash to invest in future growth. We are excited about our growth initiatives, including our next U.S. concept, which is currently under development, as well as the continued expansion of the American Eagle brand."

Sales Results
Total sales for the four-week period ended August 28, 2004, increased 34.0% to $208.4 million, compared to $155.6 million for the four-week period ended August 30, 2003. Comparable store sales for the American Eagle Outfitters stores increased 26.6% for the August period. Consolidated comparable store sales, which include American Eagle and Bluenotes stores, increased 23.9% for the month compared to the corresponding period ended August 30, 2003.

Total sales for the four-week period ended August 28, 2004 include $8.8 million from the Bluenotes operation, compared to $9.4 million for the corresponding period last year. The 6.5% sales decrease was due to a comparable store sales decline of 12.0%, partially offset by the strengthening of the Canadian dollar. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the thirty-week period ended August 28, 2004 increased 23.9% to $972.2 million from $784.5 million for the thirty-week period ended August 30, 2003. Comparable store sales for the American Eagle Outfitters stores increased 14.9% for the thirty-week period. Consolidated comparable store sales, which include American Eagle and Bluenotes stores, increased 13.7% for the thirty-week period compared to the corresponding period ended August 30, 2003.

Total sales for the thirty-week period ended August 28, 2004 include $45.0 million from the Bluenotes operation, compared to $44.5 million for the corresponding period last year. The 1.1% sales increase was due to the strengthening of the Canadian dollar, offset by a comparable store sales decline of 3.3% for the period compared to last year. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 760 AE stores in 49 states, the District of Columbia and Puerto Rico, 68 AE stores in Canada, and 107 Bluenotes stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our third quarter sales and financial plans may not be achieved, as well as the risk that customer acceptance of our fall assortments may not be strong, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857